Exhibit 99.1

Press Release

Clean Harbors Announces Second-Quarter 2005 Financial Results

Revenue Growth of Eight Percent Drives Another Quarter of Increased Profitability

Braintree, MA – August 1, 2005 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the second quarter ended June 30, 2005.

Revenues increased eight percent to $173.9 million in the second quarter of 2005 from $161.6 million in the second quarter of 2004.  Income from operations for the second quarter of 2005 totaled $14.4 million, a 53 percent increase from $9.4 million for the second quarter of 2004.  The Company generated net income of $7.3 million, or $0.43 per diluted share, for the second quarter of 2005.  In the second quarter of 2004, the Company generated a net loss of $(12.1) million and a net loss attributable to common shareholders of $(22.9) million, or $(1.63) per share, which included a $10.8 million charge related to the redemption of the Company’s Series C preferred stock, a non-recurring charge of $6.9 million associated with an embedded derivative on the Series C preferred stock, $7.1 million of net direct refinancing expenses and $1.1 million in other one-time costs associated with the refinancing of the Company’s capital structure on June 30, 2004.  Clean Harbors’ Series C Preferred Stock was redeemed in June 2004, eliminating its bottom-line effect for future quarters.

EBITDA (see description below) increased by 25 percent to $24.2 million in the second quarter of 2005 from $19.4 million in the same period a year earlier.

Comments on the Second Quarter

“We extended our business momentum in the second quarter as we generated significant growth and solid cash flow,” stated Alan S. McKim, Chairman and Chief Executive Officer. “Our Site Services business was a key contributor in the second quarter, and we continued to extend the reach of that business through the addition of new branch offices.  We also benefited from several emergency response events, including continued contributions from the cleanup of the Delaware River oil spill.  The results of our Tech Services business, meanwhile, was mixed in the second quarter as utilization at our incinerators was relatively strong while our landfill business experienced some softness due to weather-related delays for some facilities projects.  Several of these projects are now underway, providing us with a good head start on the third quarter.”

“Our ability to narrow our cost structure remains a key value driver for the Company,” McKim said. “During the second quarter, we made measurable progress in further reducing costs, particularly in the area of outside transportation costs.  Even with our higher revenue level, outside transportation expenses in the second quarter were 15 percent lower than in the comparable period in 2004.  We also maintained our track record of carefully managing our environmental liabilities and related spending.”

McKim continued, “In the second quarter, Clean Harbors benefited from its continual investments in

1501 Washington Street • PO Box 859048 • Braintree, Massachusetts 02185-9048 • 800.282.0058 • www.cleanharbors.com technology.  The WIN platform that we recently installed throughout our U.S. locations drove increased operational efficiencies.  We began our planned rollout of the WIN system throughout our Canadian operations in the second quarter, and our first two locations came online in early July.  We expect the platform, which affords us greater flexibility and the ability to thoroughly analyze all elements of our operations, to be installed at most, if not all, of our Canadian locations by year-end.”

Non-GAAP Second-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides an additional measurement of the Company’s performance.  The Company defines EBITDA in accordance with its outstanding credit agreement, as described in the following reconciliation showing the differences between reported income and EBITDA for 2005 and 2004 (in thousands):

	For the three months ended:		For the six months ended:
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net Income(loss)	$7,371	$(12,127)	$12,212	$(9,310)
Accretion of environmental liabilities	2,616	2,619	5,250	5,207
Depreciation and amortization	7,145	6,256	14,354	11,661
Interest expense, net	5,946	5,443	11,907	10,801
Provision for income taxes	981	2,314	1,013	3,526
(Gain) loss on sale of fixed assets	85	(242)	54	(486)
Loss on refinancing	—	7,099	—	7,099
Refinancing transaction costs	—	1,126	—	1,126
Change in value of embedded derivative	—	6,877	—	1,590
Non-recurring severance charges	—	—	—	16
Other income	24	—	(564)	—
EBITDA	$24,168	$19,365	$44,226	$31,230

Business Outlook & Financial Guidance

“Our strategy remains unchanged for the second half of 2005,” said McKim. “We will focus on projects that drive large volumes to our disposal facilities.  We will continue opening Site Services locations to fuel our organic growth.  We also will continue to evaluate acquisitions that can accelerate our growth rate longer term.  At the same time, we will continue to target increased operational efficiencies and further reduction of our cost structure.  In doing so, we believe Clean Harbors will be able to post strong year-over-year gains in the third quarter.”

For the third quarter of 2005, the Company expects to grow revenue by 5 to 6 percent year-over-year and generate EBITDA in the range of $22 million to $24 million.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today, August 1, at 9:00 a.m. (ET).  Investors who want to hear a webcast of the call should log onto www.cleanharbors.com and select “Investor Relations.”  In addition, if you are unable to listen to the live webcast, the call will be archived on the investor section of the website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Braintree, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.  Furthermore, all financial information in this press release is unaudited, and may change materially upon completion of the audit of the Company’s financial statements.  A variety of factors beyond the control of the Company affect the Company’s performance, including, but not limited to:

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace;

•                  The effects of conditions in the financial services industry on the availability of capital and financing;

•                  The Company’s ability to manage the significant environmental liabilities, which it assumed in connection with the CSD acquisition; and

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K/A, in its entirety and specifically Factors That May Affect Future Results under Item 7, for the fiscal year ended December 31, 2004, which was filed with the SEC on April 29, 2005, its Form 10-Q for the quarter ended March 31, 2005, which was filed on May 10, 2005 and Form 10-Q for the quarter ended June 30, 2005, which the Company plans to file on August 9, 2005.

Contacts:
Bill Geary	Jason Fredette
Executive Vice President and General Counsel	Associate Vice President
Clean Harbors, Inc.	Sharon Merrill Associates, Inc.
781-849-1800	617-542-5300
InvestorRelations@cleanharbors.com	clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$173,910	$161,631	$338,876	$304,388
Cost of revenues	124,434	115,842	244,981	223,302
Selling, general and administrative expenses	25,308	27,550	49,669	50,998
Accretion of environmental liabilities	2,616	2,619	5,250	5,207
Depreciation and amortization	7,145	6,256	14,354	11,661
Income from operations	14,407	9,364	24,622	13,220
Other income (expense)	(109)	(6,635)	510	(1,104)
Loss on refinancing	—	(7,099)	—	(7,099)
Interest (expense), net	(5,946)	(5,443)	(11,907)	(10,801)
Income (loss) before provision for income taxes	8,352	(9,813)	13,225	(5,784)
Provision for income taxes	981	2,314	1,013	3,526
Net income (loss)	7,371	(12,127)	12,212	(9,310)
Redemption of Series C preferred stock and dividends and accretion on preferred stock	70	10,761	140	11,616
Net income (loss) attributable to common shareholders	$7,301	$(22,888)	$12,072	$(20,926)
Earnings (loss) per share:
Basic earnings (loss) attributable to common shareholders	$0.48	$(1.63)	$0.81	$(1.49)
Diluted earnings (loss) attributable to common shareholders	$0.43	$(1.63)	$0.71	$(1.49)
Weighted average common shares outstanding	15,213	14,044	14,913	14,002
Weighted average common shares outstanding plus potentially dilutive common shares	17,253	14,044	17,142	14,002

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)

Current assets:
Cash and cash equivalents	$50,248	$31,081
Marketable securities	—	16,800
Accounts receivable, net	122,460	120,886
Unbilled accounts receivable	6,894	5,377
Deferred costs	3,953	4,923
Prepaid expenses	10,473	13,407
Supplies inventories	11,143	10,318
Deferred tax asset	184	188
Income tax receivable	1,444	—
Properties held for sale	8,633	8,849
Total current assets	215,432	211,829

Property, plant and equipment, net	178,944	180,526

Other assets:
Deferred financing costs	8,298	8,950
Goodwill	19,032	19,032
Permits and other intangibles, net	78,086	80,463
Deferred tax asset	480	488
Other	3,498	3,414
	109,394	112,347
Total assets	$503,770	$504,702

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)

Current liabilities:
Uncashed checks	$4,609	$6,542
Current portion of capital lease obligations	1,625	1,522
Accounts payable	66,794	70,363
Accrued disposal costs	2,841	3,032
Deferred revenue	17,697	22,060
Other accrued expenses	42,272	41,054
Current portion of closure, post-closure and remedial liabilities	13,886	14,258
Income taxes payable	736	2,302
Total current liabilities	150,460	161,133

Other liabilities:

Closure and post-closure liabilities, less current portion	23,888	22,721
Remedial liabilities, less current portion	137,616	144,289
Long-term obligations, less current maturities	148,204	148,122
Capital lease obligations, less current portion	3,585	3,485
Other long-term liabilities	13,057	13,298
Accrued pension cost	598	616
Total other liabilities	326,948	332,531
Total stockholders’ equity, net	26,362	11,038
Total liabilities and stockholders’ equity	$503,770	$504,702